Exhibit 99.1

FINWISE BANCORP REPORTS SECOND QUARTER 2022 RESULTS

- Net Income of $5.5 Million -

- Diluted Earnings Per Share of $0.41 -

MURRAY, UTAH, JULY 27, 2022 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Loan originations were $2.1 billion, compared to $2.5 billion for the quarter ended March 31, 2022 and $1.4 billion in the prior year period

•	Net interest income was $12.8 million, compared to $13.0 million for the quarter ended March 31, 2022 and $10.8 million in the prior year period

•	Net Income was $5.5 million, compared to $9.4 million for the quarter ended March 31, 2022 and $7.7 million in the prior year period

•	Diluted earnings per share (“EPS”) were $0.41 for the quarter, compared to $0.70 for the quarter ended March 31, 2022 and $0.84 for the prior year period

•	Efficiency ratio was 52.0%, compared to 36.7% for the quarter ended March 31, 2022 and 37.3% for the prior year period

•	Maintained industry-leading returns with annualized return on average equity (ROAE) of 17.2%, compared to 31.4% in the quarter ended March 31, 2022 and 55.0% in the prior year period

•	Asset quality remained strong with a nonperforming loans to total loans ratio of 0.3%

“The FinWise team executed admirably during the second quarter and our results further validate the Company’s strong and differentiated business model,” said Kent Landvatter, Chief Executive Officer and President of FinWise. “Amid an economic environment that deteriorated rapidly, we delivered favorable results, including solid originations, strong credit quality and industry-leading returns. Despite challenging external macro factors, we remain committed to managing the business for the long term and will continue to focus on what we can control so that we remain well positioned to take advantage of growth opportunities when the environment improves.”

Results of Operations

The Company’s second quarter of 2022 was highlighted by solid loan originations across its primary lines of business and industry-leading returns.

Selected Financial Data

	For the Three Months Ended
($s in thousands, except per share amounts, annualized ratios)	6/30/2022	3/31/2022	6/30/2021
Net Income	$5,482	$9,434	$7,739
Diluted EPS	$0.41	$0.70	$0.84
Return on average assets	5.5%	9.4%	10.0%
Return on average equity	17.2%	31.4%	55.0%
Yield on loans	18.42%	17.74%	17.81%
Cost of deposits	0.77%	0.79%	1.29%
Net interest margin	13.69%	13.37%	20.29%
Efficiency Ratio (1)	52.0%	36.7%	37.3%
Tangible book value per share	$10.13	$9.77	$6.92
Tangible shareholders’ equity to tangible assets (2)	35.7%	29.4%	20.9%
Leverage Ratio (Bank under CBLR)	21.4%	19.1%	19.2%

(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be non-GAAP financial measures. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.

(2) This measure is not a measure recognized under GAAP and is therefore considered to be non-GAAP financial measures. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income

Net income was $5.5 million for the second quarter of 2022, compared to $9.4 million for the first quarter of 2022, and $7.7 million for the second quarter of 2021. The decline from the previous quarter was primarily due to lower gain-on-sale of loans and an impairment of the Company’s SBA servicing asset.  Compared to the prior year period, the decline was primarily driven by an increase in non-interest expenses and a decrease in fair value of the Company’s investment in Business Funding Group, LLC (“BFG”), partially offset by increases in non-interest income and net interest income.

Net Interest Income

Net interest income was $12.8 million for the second quarter of 2022, compared to $13.0 million for the first quarter of 2022, and $10.8 million for the second quarter of 2021. The decline from the previous quarter was primarily due to lower average loans held for sale balances. Growth over the prior year period primarily reflected strong loan growth resulting in higher average balances and an increase in the other interest earning asset classes.

Loan originations totaled $2.1 billion for the second quarter of 2022, down from $2.5 billion for the first quarter of 2022, and up from $1.4 billion for the second quarter of 2021.

Net interest margin for the second quarter of 2022 increased to 13.69% compared to 13.37% for the first quarter of 2022 and decreased compared to 20.29% for the second quarter of 2021. The increase from the previous quarter was primarily driven by a loan mix shift away from loans carrying lower yields within the strategic program held for sale portfolio.  The net interest margin decrease from the second quarter of 2021 was driven mainly by the substantial increase in lower yielding cash and cash equivalents raised in the Company’s initial public offering and a loan mix shift toward loans carrying lower yields within the strategic program held for sale portfolio.

Provision for Loan Losses

The Company’s provision for loan losses was $2.9 million for the second quarter of 2022, compared to $2.9 million for the first quarter of 2022 and $1.5 million for the second quarter of 2021. Compared to the previous quarter, the provision for the second quarter of 2022 reflected growth of unguaranteed loans held for investment and lower net charge-offs compared to the first quarter of 2022. The increase in the Company’s provision for loan losses for the second quarter of 2022 compared to the second quarter of 2021 was primarily due to substantial non-PPP loan growth and an increase in net charge-offs.

Non-interest Income

	For the Three Months Ended
($s in thousands)	6/30/2022	3/31/2022	6/30/2021
Non-interest income:
Strategic program fees	$6,221	$6,623	$3,942
Gain on sale of loans	2,412	5,052	2,397
SBA loan servicing fees	342	387	311
Change in fair value on investment in BFG	(575)	(398)	1,501
Other miscellaneous income	31	18	10
Total non-interest income	$8,431	$11,682	$8,161

Non-interest income was $8.4 million for the second quarter of 2022, compared to $11.7 million for the first quarter of 2022 and $8.2 million for the second quarter of 2021. The decline from the previous quarter was driven primarily by lower gain on sale of loans due to a decrease in the number of SBA 7(a) loans sold. Compared to the prior year period, the increase was primarily due to an increase in strategic program fees due to significant loan origination volume growth, partially offset by a decrease in fair value of the Company’s investment in BFG.

Non-interest Expense

	For the Three Months Ended
($s in thousands)	6/30/2022	3/31/2022	6/30/2021
Non-interest expense:
Salaries and employee benefits	$7,182	$7,092	$5,488
Occupancy and equipment expenses	419	302	203
(Recovery) impairment of SBA servicing asset	1,135	(59)	-
Other operating expenses	2,283	1,713	1,388
Total non-interest expense	$11,019	$9,048	$7,079

Non-interest expense was $11.0 million for the second quarter of 2022, compared to $9.0 million for the first quarter of 2022 and $7.1 million for the second quarter of 2021. The increase over the previous quarter was primarily due to an impairment of the Company’s SBA servicing asset in the second quarter of 2022 due to rising market interest rates and market-wide increasing prepayment speeds on SBA loans.  The increase compared to the second quarter of 2021 was primarily due to increased expenses from higher employee head count related to an increase in strategic program loan volume and an impairment of the Company’s SBA servicing asset.

The Company’s efficiency ratio was 52.0% for the second quarter of 2022 as compared to 36.7% for the first quarter of 2022 and 37.3% for the second quarter of 2021.

Tax Rate

The Company’s effective tax rate was approximately 24.6% for the second quarter of 2022, compared to 25.4% for the first quarter of 2022 and 25.2% for the second quarter of 2021.

Balance Sheet

The Company’s total assets were $366.0 million at June 30, 2022, a decrease from $424.5 million at March 31, 2022 and an increase from $288.2 million at June 30, 2021. The decrease over the prior period was mainly due to a decline in deposits required to fund the Company’s Strategic Program loan portfolio. The increase in total assets compared to June 30, 2021 was mainly due to an increase in cash from the Company’s public stock offering, growth in deposits to fund the Company’s Strategic Program loan portfolio and an increase in deposits to fund SBA 7(a) loans offset by a decrease in borrowings under the PPP Liquidity Facility due to a decline in PPP loans outstanding.

The following table shows the loan portfolio as of the dates indicated:

	As of
	6/30/2022		3/31/2022		6/30/2021
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$124,477	53.6%	$127,778	46.9%	$128,841	55.2%
Commercial, non real estate	7,847	3.4%	3,285	1.2%	3,627	1.6%
Residential real estate	30,965	13.3%	30,772	11.3%	22,410	9.6%
Strategic Program loans	59,066	25.5%	101,819	37.4%	71,235	30.6%
Commercial real estate	4,722	2.0%	4,187	1.5%	2,316	1.0%
Consumer	5,062	2.2%	4,711	1.7%	4,624	2.0%
Total period end loans	$232,139	100.0%	$272,552	100.0%	$233,053	100.0%

Note: SBA loans as of June 30, 2022, March 31, 2022 and June 30, 2021 include $0.7 million, $1.0 million and $17.3 million in PPP loans, respectively.  SBA loans as of June 30, 2022, March 31, 2022 and June 30, 2021 include $46.0 million, $53.2 million and $54.4 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.  The held for investment balance on Strategic Programs with annual interest rates below 36% as of June 30, 2022, March 31, 2022 and June 30, 2021 was $12.0 million, $13.8 million and $0.0 million, respectively.

Total loans receivable at June 30, 2022 decreased to $232.1 million from $272.6 million at March 31, 2022 and decreased from $233.1 million at June 30, 2021. The decrease in loans receivable over the prior period was due primarily to decreases in strategic program held for sale loans and SBA 7(a) loan balances that are guaranteed by the SBA, partially offset by increases in commercial non real estate loans and SBA 7(a) loans that are not guaranteed by the SBA. The decrease in loans receivable compared to June 30, 2021 was due primarily to decreases in strategic program held for sale loans and PPP loans, substantially offset by increases in SBA 7(a) loans that are not guaranteed by the SBA, strategic program held for investment loans, residential real estate, and commercial non real estate loans.  Decreases in strategic program held for sale loans over both prior periods were primarily due to a more challenging economic environment.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	6/30/2022		3/31/2022		6/30/2021
($s in thousands)	Total	Percent	Total	Percent	Total	Percent
Noninterest-bearing demand deposits	$83,490	38.1%	$127,330	45.9%	$105,134	53.0%
Interest-bearing deposits:
Demand	11,360	5.1%	7,919	2.8%	5,058	2.5%
Savings	7,462	3.4%	7,089	2.6%	8,724	4.4%
Money markets	48,273	22.0%	53,434	19.3%	20,129	10.1%
Time certificates of deposit	68,774	31.4%	81,688	29.4%	59,551	30.0%
Total period end deposits	$219,359	100.0%	$277,460	100.0%	$198,596	100.0%

Total deposits at June 30, 2022 decreased to $219.4 million from $277.5 million at March 31, 2022, and increased from $198.6 million at June 30, 2021. The decrease from the first quarter of 2022 was driven primarily by a decrease in noninterest-bearing demand, time certificates of deposits, and money market. The increase from the second quarter of 2021 was driven by increases in money market, time certificates of deposit, and interest-bearing demand deposits, partially offset by a decrease in noninterest-bearing demand deposits.

Total shareholders’ equity at June 30, 2022 increased $5.5 million, to $130.5 million from $125.0 million at March 31, 2022. Compared to June 30, 2021, total shareholders’ equity at June 30, 2022 increased $70.2 million, or more than doubled from $60.3 million. The increase in shareholders’ equity over the prior quarter was mainly driven by net income for the second quarter of 2022.  The increase over the prior year period was primarily due to the Company’s initial public offering and net income.

Bank Regulatory Capital Ratios

The following table presents the leverage ratios for the Bank as of the dates indicated:

	As of			2022	2021
	6/30/2022	3/31/2022	6/30/2021	Well- Capitalized Requirement	Well- Capitalized Requirement
Leverage Ratio (Bank under CBLR)	21.4%	19.1%	19.2%	9.0%	8.5%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of the end of the second quarter of 2022.

Asset Quality
Nonperforming loans were $0.6 million or 0.3% of total loans receivable at June 30, 2022, compared to $0.7 million or 0.2% of total loans receivable at March 31, 2022 and $0.8 million or 0.3% of total loans receivable at June 30, 2021.  As noted above, the provision for loan losses was $2.9 million for the second quarter of 2022, compared to $2.9 million for the first quarter of 2022 and $1.5 million for the second quarter of 2021. The Company’s allowance for loan losses to total loans (less PPP loans) was 4.6% at June 30, 2022 compared to 3.7% at March 31, 2022 and 3.4% at June 30, 2021.

For the second quarter of 2022, the Company’s net charge-offs were $2.3 million, compared to $2.8 million for the first quarter of 2022 and $0.5 million for the second quarter of 2021.  The decrease in net charge-offs for the second quarter of 2022 compared to the first quarter of 2022 was primarily driven by lower gross charge-offs and increased recoveries related to strategic programs.  The increase in net charge-offs during the second quarter of 2022 compared to the second quarter of 2021 was mainly driven by growth in the Company’s held for investment balances and some normalization of credit losses to pre-pandemic market conditions.

The following table presents a summary of changes in the allowance for loan losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	6/30/2022	3/31/2022	6/30/2021
Allowance for Loan & Lease Losses:
Beginning Balance	$9,987	$9,855	$6,184
Provision	2,913	2,947	1,536
Charge offs
SBA	(102)	(31)	(47)
Commercial, non real estate	-	-	(22)
Residential real estate	-	-	-
Strategic Program loans	(2,560)	(2,878)	(541)
Commercial real estate	-	-	-
Consumer	-	-	(1)
Recoveries
SBA	48	-	-
Commercial, non real estate	1	1	81
Residential real estate	-	-	-
Strategic Program loans	315	93	48
Commercial real estate	-	-	-
Consumer	-	-	1
Ending Balance	$10,602	$9,987	$7,239

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	6/30/2022	3/31/2022	6/30/2021
Nonperforming loans	$633	$658	$786
Nonperforming loans to total loans	0.3%	0.2%	0.3%
Net charge offs to average loans	3.3%	3.8%	0.8%
Allowance for loan losses to loans held for investment	5.3%	5.0%	4.2%
Allowance for loan losses to total loans	4.6%	3.7%	3.1%
Allowance for loan losses to total loans (less PPP loans) (1)	4.6%	3.7%	3.4%
Net charge-offs	$2,298	$2,815	$482

(1) This measure is not a measure recognized under GAAP and is therefore considered to be non-GAAP financial measures. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.  Allowance for loan losses to total loans (less PPP loans) is defined as the allowance for loan losses divided by total loans minus PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans.

Webcast and Conference Call Information

FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the second quarter of 2022. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://services.choruscall.com/mediaframe/webcast.html?webcastid=RWKUafDT.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available on the Company’s website at https://finwisebank.gcs-web.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, SEC filings, public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp

FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered non-member bank. FinWise currently operates one full-service banking location in Sandy, Utah and a loan production office in Rockville Centre, New York. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts

investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in the Company’s market areas, and the response of governmental authorities to the Covid-19 pandemic and the Company’s participation in Covid-19-related government programs such as the PPP; (b) system failure or cybersecurity breaches of the Company’s network security; (c) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (d) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (e) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (f) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (g) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (h) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (i) the adequacy of the Company’s risk management framework; (j) the adequacy of the Company’s allowance for loan losses; (k) the financial soundness of other financial institutions; (l) new lines of business or new products and services; (m) changes in SBA rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (n) changes in the value of collateral securing the Company’s loans; (o) possible increases in the Company’s levels of nonperforming assets; (p) potential losses from loan defaults and nonperformance on loans; (q) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (r) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (s) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (t) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (u) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (v) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (w) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest-bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (x) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (y) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (z) the Company’s dependence on its management team and changes in management composition; (aa) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, the Regulatory Relief Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters; (dd) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (ee) results of examinations of the Company by the Company’s regulators, including the possibility that its regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (ff) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (gg) further government intervention in the U.S. financial system; (hh) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (ii) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; and (ll) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 10-Q and Form 8-K.

The foregoing factors should not be construed as exhaustive.  If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from its forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands; unaudited)

	As of
($s in thousands)	6/30/2022	3/31/2022	6/30/2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$397	$414	$380
Interest bearing deposits	96,131	116,232	39,486
Total cash and cash equivalents	96,528	116,646	39,866
Investment securities held-to-maturity, at cost	12,463	10,986	1,533
Investment in Federal Home Loan Bank (FHLB) stock, at cost	449	449	377
Loans receivable, net	189,670	189,549	167,838
Strategic Program loans held-for-sale, at lower of cost or fair value	31,599	73,805	58,776
Premises and equipment, net	5,834	4,531	1,534
Accrued interest receivable	1,422	1,347	1,212
Deferred taxes, net	2,018	1,788	1,008
SBA servicing asset, net	4,586	5,225	3,725
Investment in Business Funding Group (BFG), at fair value	4,600	5,400	5,200
Investment in Finwise Investments, LLC	80	80	-
Operating lease right-of-use ("ROU") assets	6,935	7,178	-
Income taxes receivable, net	1,843	-	-
Other assets	7,960	7,500	7,085
Total assets	$365,987	$424,484	$288,154

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$83,490	$127,330	$105,134
Interest bearing	135,869	150,130	93,462
Total deposits	219,359	277,460	198,596
Accrued interest payable	34	39	84
Income taxes payable, net	-	3,411	416
PPP Liquidity Facility	376	952	17,526
Operating lease liabilities	7,393	7,386	-
Other liabilities	8,288	10,281	11,209
Total liabilities	235,450	299,529	227,831

Shareholders' equity
Common stock	13	13	9
Additional paid-in-capital	55,015	54,915	18,274
Retained earnings	75,509	70,027	42,040
Total shareholders' equity	130,537	124,955	60,323
Total liabilities and shareholders' equity	$365,987	$424,484	$288,154

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; unaudited)

	For the Three Months Ended
($s in thousands, except per share amounts)	6/30/2022	3/31/2022	6/30/2021
Interest income
Interest and fees on loans	$12,864	$13,156	$11,119
Interest on securities	44	39	6
Other interest income	105	28	10
Total interest income	13,013	13,223	11,135

Interest expense
Interest on deposits	244	261	291
Interest on PPP Liquidity Facility	-	1	42
Total interest expense	244	262	333
Net interest income	12,769	12,961	10,802

Provision for loan losses	2,913	2,947	1,536
Net interest income after provision for loan losses	9,856	10,014	9,266

Non-interest income
Strategic Program fees	6,221	6,623	3,942
Gain on sale of loans	2,412	5,052	2,397
SBA loan servicing fees	342	387	311
Change in fair value on investment in BFG	(575)	(398)	1,501
Other miscellaneous income	31	18	10
Total non-interest income	8,431	11,682	8,161

Non-interest expense
Salaries and employee benefits	7,182	7,092	5,488
Occupancy and equipment expenses	419	302	203
(Recovery) impairment of SBA servicing asset	1,135	(59)	-
Other operating expenses	2,283	1,713	1,388
Total non-interest expense	11,019	9,048	7,079
Income before income tax expense	7,268	12,648	10,348

Provision for income taxes	1,786	3,214	2,609
Net income	$5,482	$9,434	$7,739

Earnings per share, basic	$0.43	$0.74	$0.89
Earnings per share, diluted	$0.41	$0.70	$0.84

Weighted average shares outstanding, basic	12,716,010	12,777,237	8,183,774
Weighted average shares outstanding, diluted	13,417,390	13,567,311	8,650,956
Shares outstanding at end of period	12,884,821	12,788,810	8,716,110

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($s in thousands; unaudited)

	For the Three Months Ended			For the Three Months Ended			For the Three Months Ended
	6/30/2022			3/31/2022			6/30/2021
($s in thousands, annualized ratios)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$82,046	105	0.51%	$79,855	28	0.14%	$49,682	10	0.08%
Investment securities	11,837	44	1.49%	11,263	39	1.39%	1,622	6	1.48%
Loans held for sale	74,800	5,949	31.81%	94,610	6,765	28.60%	49,684	5,049	40.65%
Loans held for investment	204,501	6,915	13.53%	202,052	6,391	12.65%	200,062	6,070	12.14%
Total interest earning assets	373,184	13,013	13.95%	387,780	13,223	13.64%	301,050	11,135	14.79%
Less: allowance for loan losses	(10,425)			(10,366)			(6,334)
Non-interest earning assets	32,558			24,160			13,214
Total assets	$395,317			$401,574			$307,930

Interest bearing liabilities:
Demand	$7,587	27	1.42%	$6,344	$14	0.88%	$5,533	13	0.94%
Savings	7,430	1	0.05%	6,678	1	0.06%	8,328	3	0.14%
Money market accounts	29,318	21	0.29%	31,889	22	0.28%	18,872	18	0.38%
Certificates of deposit	82,870	195	0.94%	87,626	224	1.02%	57,468	257	1.79%
Total deposits	127,205	244	0.77%	132,537	261	0.79%	90,201	291	1.29%

Other borrowings	601	-	0.35%	985	1	0.41%	48,621	42	0.35%
Total interest bearing liabilities	127,806	244	0.76%	133,522	262	0.79%	138,822	333	0.96%

Non-interest bearing deposits	120,359			137,750			105,459
Non-interest bearing liabilities	19,429			11,553			9,464
Shareholders’ equity	127,723			118,749			54,185
Total liabilities and shareholders’ equity	$395,317			$401,574			$307,930

Net interest income and interest rate spread		12,769	13.18%		$12,961	12.85%		$15,272	13.84%
Net interest margin			13.69%			13.37%			20.29%
Ratio of average interest-earning assets to average interest- bearing liabilities			291.99%			290.42%			216.86%

Note: Average PPP loans for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021 were $0.9 million, $1.0 million and $46.2 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; unaudited)

	As of and for the Three Months Ended
($s in thousands, except for per share data, annualized ratios)	6/30/2022	3/31/2022	6/30/2021
Selected Loan Metrics
Amount of loans originated	$2,088,843	$2,511,306	$1,424,261
Selected Income Statement Data
Interest income	$13,013	$13,223	$11,135
Interest expense	244	262	333
Net interest income	12,769	12,961	10,802
Provision for loan losses	2,913	2,947	1,536
Net interest income after provision for loan losses	9,856	10,014	9,266
Non-interest income	8,431	11,682	8,161
Non-interest expense	11,019	9,048	7,079
Provision for income taxes	1,786	3,214	2,609
Net income	5,482	9,434	7,739
Selected Balance Sheet Data
Total Assets	$365,987	$424,484	$288,154
Cash and cash equivalents	96,528	116,646	39,866
Investment securities held-to-maturity, at cost	12,463	10,986	1,533
Loans receivable, net	189,670	189,549	167,838
Strategic Program loans held-for-sale, at lower of cost or fair value	31,599	73,805	58,776
SBA servicing asset, net	4,586	5,225	3,725
Investment in Business Funding Group, at fair value	4,600	5,400	5,200
Deposits	219,359	277,460	198,596
PPP Liquidity Facility	376	952	17,526
Total shareholders' equity	130,537	124,955	60,323
Tangible shareholders’ equity (1)	130,537	124,955	60,323
Share and Per Share Data
Earnings per share - basic	$0.43	$0.74	$0.89
Earnings per share - diluted	$0.41	$0.70	$0.84
Book value per share	$10.13	$9.77	$6.92
Tangible book value per share	$10.13	$9.77	$6.92
Weighted avg outstanding shares - basic	12,716,010	12,777,237	8,183,774
Weighted avg outstanding shares - diluted	13,417,390	13,567,311	8,650,956
Shares outstanding at end of period	12,884,821	12,788,810	8,716,110
Asset Quality Ratios
Nonperforming loans to total loans	0.3%	0.2%	0.3%
Net charge offs to average loans	3.3%	3.8%	0.8%
Allowance for loan losses to loans held for investment	5.3%	5.0%	4.2%
Allowance for loan losses to total loans	4.6%	3.7%	3.1%
Allowance for loan losses to total loans (less PPP loans) (2)	4.6%	3.7%	3.4%
Capital Ratios
Total shareholders' equity to total assets	35.7%	29.4%	20.9%
Tangible shareholders’ equity to tangible assets (1)	35.7%	29.4%	20.9%
Leverage Ratio (Bank under CBLR)	21.4%	19.1%	19.2%

(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be non-GAAP financial measures. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

(2) This measure is not a measure recognized under GAAP and is therefore considered to be non-GAAP financial measures. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.  Allowance for loan losses to total loans (less PPP loans) is defined as the allowance for loan losses divided by total loans minus PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio
	For Three Months Ended
($s in thousands, annualized ratios)	6/30/2022	3/31/2022	6/30/2021
Non-interest expense	$11,019	$9,048	$7,079
Net interest income	12,769	12,961	10,802
Total non-interest income	8,431	11,682	8,161
Adjusted operating revenue	$21,200	$24,643	$18,963
Efficiency ratio	52.0%	36.7%	37.3%

Allowance for loan losses to total loans (less PPP Loans)
	As of
	6/30/2022	3/31/2022	6/30/2021
($s in thousands)
Allowance for loan losses	$10,602	$9,987	$7,239
Total Loans	232,139	272,552	233,053
PPP Loans	734	991	17,314
Total Loans less PPP Loans	$231,405	$271,561	$215,739
Allowance for loan losses to total loans (less PPP Loans)	4.6%	3.7%	3.4%

Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)
	As of
	6/30/2022	3/31/2022	6/30/2021
($s in thousands)
Total Assets	$365,987	$424,484	$288,154
PPP Loans	734	991	17,314
Total Assets less PPP Loans	$365,253	$423,493	$270,840
Total nonperforming assets and troubled debt restructurings	$728	$754	$918
Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)	0.2%	0.2%	0.3%